SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

APTIMUS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APTIMUS , INC.
199 Fremont Street, Suite 1800
San Francisco, CA 94105

Telephone: (415) 896-2123	Facsimile: (415) 896-2561

April 30, 2007

Dear Shareholder:

On behalf of Aptimus, Inc. (the “Company”), I cordially invite you to attend the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on Wednesday, June 20, 2007 at the Company’s offices, 199 Fremont Street, Suite 1800, San Francisco, California 94105.

At the Annual Meeting, the shareholders will be asked to:

1.	elect five (5) directors to the Company’s Board of Directors (the “Board”); and

2.	ratify the Company’s selection of Moss Adams LLP as the Company’s independent accountants for the fiscal year ending December 31, 2007.

More information regarding the business to be conducted at the Annual Meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The Board unanimously recommends that shareholders vote “FOR” these two proposals.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope that you will have your shares represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

On behalf of the Board, I would like to express our appreciation for your support of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Timothy C. Choate
Chairman

APTIMUS, INC.
199 Fremont Street, Suite 1800
San Francisco, CA 94105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 20, 2007

To The Shareholders of Aptimus, Inc.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Aptimus, Inc., a Washington corporation (the “Company”), will be held on Wednesday, June 20, 2007 at 2:00 p.m. local time, at the Company’s offices located at 199 Fremont St., Suite 1800, San Francisco, California 94105 for the following purposes, which are more fully described in the accompanying Proxy Statement:

1.
To elect five (5) directors to the Company’s Board of Directors to serve until the 2008 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal, and the appointment or election of their successors, if any, as the case may be;

2.	To ratify the Company’s selection of Moss Adams LLP as the Company’s independent accountants for the fiscal year ending December 31, 2007; and
3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of the Company’s common stock at the close of business on April 25, 2007 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of shareholders as of that date will be available at the Annual Meeting and for ten (10) days, during ordinary business hours, prior to the Annual Meeting at the Company’s principal executive offices located at 199 Fremont St., Suite 1800, San Francisco, CA 94105.

BY ORDER OF THE BOARD OF DIRECTORS

San Francisco, California	Timothy C. Choate
April 30, 2007	Chairman

Your vote is important!

All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, we urge you to complete, sign, date and return the enclosed proxy as promptly as possible to ensure your representation at the Annual Meeting. A postage-prepaid envelope is also enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

The Proxy Statement that accompanies this Notice of Annual Meeting of Shareholders contains material information regarding the matters to be considered at the Annual Meeting, and should be read in conjunction with this Notice.

APTIMUS, INC.
199 Fremont Street, Suite 1800
San Francisco, CA 94105

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 20, 2007

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Aptimus, Inc., a Washington corporation (the “Company” or “Aptimus”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. local time on Wednesday, June 20, 2007 at the Company’s offices located at 199 Fremont St., Suite 1800, San Francisco, California 94105 and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, a proxy card and the Annual Report of the Company, which includes financial statements for its fiscal year ended December 31, 2006, are being sent to all shareholders of record as of the close of business on April 25, 2007 on or about May 16, 2007. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not part of this Proxy Statement.

Quorum and Voting Rights

At the close of business on the record date, April 25, 2007, there were 6,594,209 shares of common stock, no par value of the Company (the “Common Stock”), issued and outstanding. There are no other classes of voting stock of the Company issued and outstanding. Only holders of record of the shares of Common Stock outstanding at such time will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The presence at the Annual Meeting of at least a majority of such shares, either in person or by proxy, shall constitute a quorum for the transaction of business. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the Annual Meeting the opportunity to do so, whether or not they choose to attend the Annual Meeting in person. If a quorum is not present or represented at the Annual Meeting, the shareholders present at the Annual Meeting or represented by proxy have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present or represented. At any such adjournment of the Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Annual Meeting.

    If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The proposals are identified by number and a general description of the proposals is provided on the proxy card. Please review the voting instructions on the proxy card and read the text of the proposals and the position of the Board in the Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendations of the Board on that proposal. For the reasons stated in more detail later in the Proxy Statement, the Board recommends a vote (i) “FOR” the individuals nominated to serve as directors; and (ii) “FOR” the ratification of the company’s selection of Moss Adams LLP as the Company’s accountants for the fiscal year ending December 31, 2007.

It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If any other matters are properly presented for action, however, the proxies named on the proxy card will be authorized by your proxy to vote on those other matters in their discretion.

On each matter properly brought before the Annual Meeting, shareholders of record will be entitled to one vote for each share of Common Stock held. Shareholders do not have the right to cumulate their votes in the election of directors. Dissenters’ rights are not applicable to any of the matters being voted upon. Under Washington law and the Company’s Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, if a quorum exists at the Annual Meeting: (i) the nominees for directors who receive the greatest number of votes cast in the election of directors will be elected; and (ii) the ratification of the Company’s selection of Moss Adams LLP as the Company’s independent accountants for the fiscal year ending December 31, 2007 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Shareholders may abstain from voting for the nominees for director and in an uncontested election of directors, any action other than a vote for a nominee will have no effect, assuming the presence of a quorum. Abstention from voting on the proposal to ratify the selection of Moss Adams LLP as the independent accountants will have no effect, as approval of this proposal is based solely on the number of votes actually cast.

Brokerage firms and other intermediaries holding shares of Common Stock in street names for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries will generally have discretion to vote their customers’ shares in the election of directors. The failure of a brokerage firm or other intermediary to vote its customers’ shares on the proposal for the election of directors or ratification of independent accountants will have no effect on any proposal as approval of each proposal is based solely on the number of votes actually cast.

Revocability of Proxies

If you execute a proxy, you may revoke it by taking one of the following three actions: (i) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices prior to the commencement of shareholder voting at the Annual Meeting on Wednesday, June 20, 2007; (ii) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices prior to the commencement of shareholder voting at the Annual Meeting on Wednesday, June 20, 2007; or (iii) by personally attending and voting at the Annual Meeting.

Solicitation Of Proxies

The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. The Company has incurred minimal costs related to this proxy solicitation to date, but anticipates it will incur approximately $20,000 in the future related to the proxy preparation, distribution and collection process. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board in person or by telephone. The Company will reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Common Stock.

Shareholder Proposals for 2008 Annual Meeting

Proposals of eligible shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”) and that shareholders desire to have included in the Company’s proxy materials relating to such meeting must be received by the Secretary of the Company, at the Company’s principal executive officers, no later than January 15, 2008 which is 120 calendar days prior to the anniversary of this year’s mail date, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

To qualify as an “eligible” shareholder, a shareholder must have been a record or beneficial owner of at least one percent (1%) of the Company’s outstanding Common Stock, or shares of Common Stock having a market value of at least $2,000, for a period of at least one (1) continuous year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

The Securities and Exchange Commission (the “SEC”) rules establish a deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to the discretionary authority to vote. The the discretionary authority to vote for the 2008 Annual Meeting is April 1, 2008 (45 calendar days prior to the anniversary for the mailing date of this Proxy Statement). If a shareholder gives notice of such a proposal after April 1, 2008, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2008 Annual Meeting.

The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The directors to be elected at the Annual Meeting will serve on the Board until the 2007 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal and the election of their successors, if any. Timothy C. Choate, Robert W. Wrubel, John B. Balousek, Bob Bejan and Eric Helgeland who constitute the five (5) current directors of the Company, have all been nominated by the Board for election at the Annual Meeting. The accompanying proxy will be voted for these nominees, except where you indicate otherwise or authority to so vote is withheld. Should any of these individuals be unable to serve, the proxy will be voted for such person(s) as is designated by the Board.

Nominees for Director

The following table sets forth certain information, as of March 31, 2007, regarding the executive officers and key employees of the Company:

Name	Age	Position	Director Since
Timothy C. Choate	41	Chairman and Director	June 1997
John B. Balousek (1)(2)(3)	61	Director	February 1999
Robert W. Wrubel	46	Chief Executive Officer, President and Director	November 2001
Bob Bejan (1)(2)(3)	47	Director	April 2005
Eric Helgeland (1)(2)(3)	48	Director	November 2002

(1)Member of the Audit Committee
(2)Member of the Compensation Committee
(3)Member of the Nominating Committee

Timothy C. Choate

With more than 18 years of management experience in the Internet and computer industries, Timothy C. Choate has been Chairman and Chief Executive Officer of Aptimus since 1998. Prior to joining Aptimus, Mr. Choate served as a Vice President of Micro Warehouse, Inc. In 1994, he co-founded Online Interactive, Inc., the former parent company of Aptimus, and was its Chairman, President and Chief Executive Officer until June 1997. Before 1994, Mr. Choate was President of Softdisk Publishing LLC, a software publishing company. His experience includes working as senior marketing manager at Prodigy Communications Corporation, an Internet access and content provider and developing and launching the New Products Division for Business Week, a division of the McGraw-Hill Companies, Inc. Mr. Choate serves on the board of directors of the Julia Morgan Center for the Arts, a center for arts performance and education programs, and is a past director of several for-profit corporations. Mr. Choate earned a Bachelor of Science in economics, with a concentration in marketing and entrepreneurial management, from the Wharton School of Business at the University of Pennsylvania.

John B. Balousek

John B. Balousek has served as a director since February 1999. In 1998 Mr. Balousek co-founded PhotoAlley.com, an online retailer of photographic equipment, supplies and services. From 1979 to 1997, Mr. Balousek served in various positions, including President and Chief Operating Officer and director of Foote, Cone & Belding Communications, Inc., a global advertising and communications company. In 1996, Mr. Balousek served as Chairman and Chief Executive Officer of True North Technologies, a digital and interactive service of True North Communications, Foote, Cone & Belding’s parent company. In addition to serving as a director for Aptimus, Mr. Balousek currently serves as a director for: Central Garden and Pet. Co., a publicly-held manufacturer, marketer and distributor of garden supplies and pet products; Interland Corp., a publicly-held Internet hosting and business services company; EDB Holdings, Inc., a privately-held holding company; and Master Replicas, a privately-held manufacturer, marketer and distributor of authentic movie replicas. Mr. Balousek holds a Bachelor of Arts degree in Journalism from Creighton University and a graduate degree from Northwestern University. Mr. Balousek is an independent director of the Company.

Robert W. Wrubel

Robert W. Wrubel has served as a director since November 2001, as President since October 2005 and as CEO since August 2006. From June 2005 through September 2005, Mr. Wrubel served as an Executive Vice President of Aptimus, overseeing sales and business development. In August 2002 Mr. Wrubel founded Whole Body, Inc., a company that owns and manages a national chain of yoga and fitness studios. From June 2001 to July 2002, Mr. Wrubel was an Entrepreneur-in-residence at Highland Capital Publishers, a venture capital firm, where he identified new venture investments and developed start-up ideas into viable business opportunities. Prior to that Mr. Wrubel was with Ask Jeeves, Inc. from May 1998 to May 2001, where he served as Chief Executive Officer, President and Vice President of Market Development. From 1993 to 1998, Mr. Wrubel served in various positions, including Chief Operating Officer and Vice President of Product Development for Knowledge Adventure, Inc., a leading educational software company. Prior to that, Mr. Wrubel worked as a managing editor of Financial World Magazine and was the founding publisher and editor of High Tech Tomorrow. Mr. Wrubel is a current director of Whole Body, Inc., and is a former director of Ask Jeeves, Inc., a publicly held website portal, and eSubscriber, Inc., a privately held consumer goods marketing company. Mr. Wrubel holds a Bachelor of Arts in History and Economics from Yale University.

Bob Bejan

Bob Bejan has served as a director since April 2005. Mr. Bejan is currently the CEO of PBJS, Inc., a new media marketing agency that specializes in the design, execution and ongoing management of data-driven marketing systems, focusing on digital marketing, corporate communications, and creative production. Mr. Bejan comes to his current role directly from a 7-year career at Microsoft Corporation, which he joined in 1996 as the Executive Producer for the Microsoft Network within the company’s Interactive Media Group.  There, he led the drive to bring its online service to the Web and was responsible for the original programming that premiered on the Network.  Mr. Bejan held progressively larger roles within Microsoft’s Interactive Media Group organization, while advancing the effort toward “monetization” of the Microsoft Network. Mr. Bejan spent his last two years at the Microsoft Corporation heading the strategic alliance group for MSN worldwide, developing integrated relationships with companies like Bank One, Daimler Chrysler and State Farm Insurance group. Prior to working at Microsoft Corporation, Mr. Bejan served as Vice President Warner Bros. Online, where he helped found the studio’s online efforts both on the Internet and America Online as well as serve as a member of the core design team for Warner Bros. Studios stores. Prior to that, Mr. Bejan was a founder, partner, and inventor of Interfilm LLP, an interactive motion picture studio that produced interactive movies for theatre multiplexes nationwide. Preceding Interfilm, Mr. Bejan served as CEO of Virtual Worlds, Inc., a virtual reality company that pioneered the development and deployment of virtual reality location-based entertainment centers. Mr. Bejan began his career in 1987 as CEO/Creative Director of BNE LLP, a creative house delivering creative and production services for major advertising agencies. Mr. Bejan holds a Bachelor of Arts in Theatre Arts from the University of the Pacific. Mr. Bejan is an independent director of the Company.

Eric Helgeland

Eric Helgeland has served as a director since November 2002. Mr. Helgeland currently serves as a project manager with Treasury Strategies, Inc., a position he has held since 2000, where he provides marketing, business development and M&A consulting services to a variety of public and private companies. From 1998 to 2000, Mr. Helgeland served as Vice President of Business Development for Fingerhut Companies, Inc., managing and directing new customer acquisition efforts and mergers and acquisitions activities for the Federated Department Stores subsidiary. From 1995 to 1998, Mr. Helgeland served as President and CEO of Intersect, Inc. and later, Tactician Consulting, both companies engaged in marketing and distribution planning and software development. Mr. Helgeland began his career in managerial positions with First Chicago, Household International and National Westminster Bank. Mr. Helgeland is a former director of the following companies: Roxy.com, Inc., a privately held Internet-based consumer electronics retailer, and Intersect, Inc., a privately held marketing and distribution consulting firm. Mr. Helgeland holds a Bachelor of Arts degree in Economics from Northwestern University. Mr. Helgeland is an independent director of the Company.

 THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL THE NOMINEES NAMED IN PROPOSAL 1.

BOARD OF DIRECTORS

The business of the Company is managed under the direction of the Board. The Company has determined that the Board shall be composed of five (5) directors. Each director is elected for a period of one (1) year at the annual meeting of shareholders and serves until the next annual meeting or until his or her earlier retirement, resignation or removal and the election of his or her successor, if any. Proxies may not be voted for a greater number of persons than the number of nominees named. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis.

During the fiscal year ended December 31, 2006, the Board consisted of the following individuals: Timothy C. Choate, John B. Balousek, Robert W. Wrubel, Bob Bejan and Eric Helgeland.

In order for a shareholder to nominate one or more candidates for election as a director at an annual meeting of shareholders, the shareholder must give timely notice of the proposal to nominate such candidate(s) in writing to the Secretary of the Company not less than 90 days prior to the anniversary date of the prior year’s annual meeting of shareholders. All other shareholder communications to the Company’s Board may be directed to the Company’s Investor Relations representative at the Company’s San Francisco offices who will then forward such communications to the Board, as appropriate.

Board Independence

The Board has determined that, other than Messrs. Choate and Wrubel, each of the members of the board is an independent director for the purposes of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and related SEC rules. Under these standards the Board has a majority of independent directors.

Meetings of the Board

The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The full Board met eight (8) times during the Company’s fiscal year ended December 31, 2006, and additionally took action by unanimous written consent on two (2) occasions. No Board member attended fewer than 100% of the total number of meetings of the Board and of any Board committees of which he was a member during that fiscal year. While individual Board members are expected to attend regularly scheduled and special meetings of the Board of Directors, there is no requirement that individual Board members attend the Company’s Annual Meeting of Shareholders. Accordingly, Messrs. Choate and Wrubel, acting in their then respective capacities as the Company’s Chief Executive Officer and President, were the only Board members to participate in last year’s Annual Meeting of Shareholders.

Shareholder Communications to the Board

Shareholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member c/o Secretary, Aptimus, Inc. 199 Fremont St., Suite 1800, San Francisco, CA 94105. The Company’s Secretary will forward communications directly to the appropriate Board member. If the correspondence is not addressed to the particular member, the communication will be forwarded to a Board member to bring to the attention of the Board. The Company’s Secretary will review all communications before forwarding them to the appropriate Board member. The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1), (2)	Non-Equity Incentive Plan Compensation $	All Other Compensation ($)	Total $
John B. Balousek	—	—	50,475	—	—	50,475
Eric Helgeland	—	—	9,522	—	—	9,522
Bob Bejan	—	—	5,542	—	—	5,542

(1) The amounts shown in this column represent stock options awarded under our 1997 Stock Option Plan and 2001 Stock Plan. See Compensation Discussion and Analysis for additional information on the 1997 Stock Option Plan and 2001 Stock Plan. This column reflects the dollar amount recognized for financial statement reporting purposes, disregarding the impact of the estimate of forfeitures related to service-based vesting conditions, for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2006 are included in footnote eleven (11) to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2007.

(2) On March 9, 2006, the Company repriced an option granted to Bob Bejan on April 25, 2005 from a strike price of $14.45 to a $7.00 per share, with the repricing having a fair value of $3,980. On May 2, 2006, the Company granted an option to Eric Helgeland, with the grant having a grant date fair value of $44,700. On October 23, 2006, the Company granted stock appreciation rights to Eric Helgeland, John B. Balousek and Bob Bejan, with each grant having a grant date fair value of $57,800. All of the foregoing grant date fair values were computed in accordance with FAS 123R. As of December 31, 2006, each director had the following number of options and stock appreciation rights outstanding: Eric Helgeland 32,500 shares, John B. Balousek 102,500 shares and Bob Bejan 20,000 shares.

To date, Directors of the Company have not receive cash compensation for their services as directors or members of committees of the Board, but are reimbursed for their reasonable expenses incurred in attending Board or Committee meetings. Furthermore, Aptimus has not established a desired level of stock ownership by director. Rather, the company has in recent years targeted an annual base grant of an option to purchase 7,500 shares of company common stock, vesting quarterly over two years, plus an additional 2,500 shares of common stock for service as chair of a Board committee.

Committees of the Board

Permanent committees of the Board in 2006 consisted of an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

The Audit Committee, was composed of Messrs. Balousek, Bejan and Helgeland, during the year all of whom are “independent” directors under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and applicable SEC rules, met four (4) times during the fiscal year ended December 31, 2006. Mr. Helgeland chairs the Audit Committee and is deemed the Committee’s financial expert.

The Audit Committee assists the Board in executing its responsibilities in accordance with to the Charter of the Audit Committee adopted by the Company in August 2000 and amended and restated in December 2004, which is posted on the Company’s website and available to the public at http://www.aptimus.com/audit_charter.shtml.The Audit Committee is responsible for, among other things, monitoring the integrity and adequacy of the Company’s financial information, control systems, and reporting practices and for recommending to the Board for ratification by the shareholders the Audit Committee’s selection of independent accountants for the Company.

Additional Information regarding the Audit Committee is set forth in the Report of the Audit Committee following Proposal Two.

Nominating Committee

The Nominating Committee, which was composed of Messrs. Balousek, Bejan and Helgeland, during the year, all of whom are “independent” directors under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and applicable SEC rules. The Nominating Committee met one (1) time during the year ended December 31, 2006.

In April 2004, the Board created a Nominating Committee and adopted a written Nominating Committee charter. The charter of the Nominating Committee was included as an appendix to the 2004 proxy filed with the SEC on April 29, 2005, and is posted on the Company’s website and available to the public at http://www.aptimus.com/nominating_charter.shtml. Please note that nothing other than the committee's charter on the Company's website is incorporated by reference. The Nominating Committee’s duty is to assist the Board by identifying and screening individuals qualified to become Board members, and to recommend to the Board qualified director nominees for consideration and appointment when vacancies occur on the Board, or nomination to stand for election at the next annual meeting of shareholders, as the case may be. The Nominating Committee is responsible for developing criteria for the selection of Board nominees, identifying suitable Board candidates for consideration by the Committee, vetting individual candidates in a multi-step review process, and recommending candidates to the full Board for appointment or nomination for election, as the case may be. The Chief Executive Officer and other directors and executive officers may also recommend director candidates to the Nominating Committee as well as participate in the review process in such capacities as the Committee deems appropriate.

Consideration of Director Nominees

The Nominating Committee, in evaluating and determining whether to recommend a person as a candidate for election as a director, considers relevant management and/or technology experience; certain values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to applicable guidelines; ability and willingness to undertake the required time commitment to Board functions; and an absence of conflicts of interest with Aptimus.

Identifying Director Nominees; Consideration of Nominees of the Shareholders

The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director which may come to the Committee’s attention through current Board members, professional search firms, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the Committee, and may be considered at any point during the year.

The Nominating Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees” and in accordance with the procedures described above in “Shareholder Proposals for 2008 Annual Meeting.” Following verification of the shareholder status of persons proposing candidates, the Committee makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine if the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Committee as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Committee. For eligible shareholder nominees to be placed on the ballot for the 2007 Annual Meeting of Shareholders, shareholders were required to deliver nominations for proposed director nominees to Aptimus by March 11, 2007. No shareholder proposed any candidate to stand for election at the 2007 Annual Meeting.

Compensation Committee

The Compensation Committee, which was composed of Messrs. Balousek, Bejan and Helgeland, during the year, all of whom are “independent directors” under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and applicable SEC rules, met  two (2) times during the year ended December 31, 2006.

The Compensation Committee is responsible for reviewing and recommending to the Board compensation for the Company’s key executives, including salaries and benefits. The Compensation Committee is also responsible for the administration of the 1997 Stock Option Plan, 2001 Stock Plan and the Employee Stock Purchase Plan. A copy of the Compensation Committee Charter is posted on the Company’s website and available to the public at http://www.aptimus.com/compensation_charter.shtml. Please note that nothing other than the Committee's charter on the Company's website is incorporated by reference.

Additional Information regarding the Compensation Committee is set forth in the Report of the Compensation Committee following the Compensation Discussion and Analysis.

Code of Business Conduct and Ethics

In April 2004, the Company adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors, officers and employees of the Company. The Code meets the requirements of a “code of ethics” under applicable SEC guidelines. A copy of the Code may be found on the Company’s website located at www.aptimus.com .

VOTING SECURITIES AND PRINCIPAL HOLDERS

Ownership Information

The following table sets forth certain information known to the Company with respect to the beneficial ownership of its Common Stock as of March 31, 2007, by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) each director of the Company, (iii) each of the Company’s four most highly compensated executive officers, and (iv) all directors and officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Directors, Named Executive Officers and 5% Shareholders (1)	Number of Shares Beneficially Owned (2)	% of Total Shares Owned (3)
Timothy C. Choate (4)	1,655,423	23.9%

John B. Balousek (5)	95,000	1.4%

Robert W. Wrubel (6)	347,628	5.0%

Eric Helgeland (7)	50,150	*

Bob Bejan (8)	12,500	*

John A. Wade (9)	172,967	2.6%

Dayton Keane (10)	19,980	* %

Brad Benz (11)	51,899	* %

Mike Mayor (12)	48,750	* %

David H Davis (13)	231,196	3.4%

Lance J. Nelson (14)	188,191	2.8%

Austin W. Marxe & David M. Greenhouse (15)	626,893	9.5%

All directors and executive officers as a group (13 persons) (16)	2,868,184	43.4%

*	Represents beneficial ownership of less than one percent (1%) of the Common Stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is that of the Company.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common Stock subject to options currently exercisable, or exercisable within 60 days after March 31, 2007, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership for any other person.

(3)	Based upon an aggregate of 6,601,757 shares of the Company’s Common Stock issued and outstanding as of March 31, 2006.

(4)
Represents 1,017,516 shares held by Mr. Choate directly, 306,790 shares held by trusts established for Mr. Choate’s children, and 331,117 shares that Mr. Choate has a right to acquire pursuant to options and warrants exercisable within 60 days of March 31, 2007.

(5)	Represents 95,000 shares that Mr. Balousek has a right to acquire pursuant to options exercisable within 60 days of March 31, 2007.

(6)	Represents 58,000 shares held by Mr. Wrubel directly and 289,628 shares that Mr. Wrubel has a right to acquire pursuant to options and warrants exercisable within 60 days of March 31, 2007.

(7)	Represents 25,150 shares held by Mr. Helgeland directly and 25,000 shares that Mr. Helgeland has a right to acquire pursuant to options exercisable within 60 days of March 31, 2007.

(8)	Represents 12,500 shares that Mr. Bejan has a right to acquire pursuant to options exercisable within 60 days of March 31, 2007.

(9)	Represents 6,578 shares held by Mr. Wade directly and 166,389 shares that Mr. Wade has a right to acquire pursuant to options exercisable within 60 days of March 31, 2007.

(10)	Represents 19,980 shares that Mr. Keane has a right to acquire pursuant to options exercisable within 60 days of March 31, 2007.

(11)	Represents 1,149 shares held by Mr. Benz directly and 50,750 shares that Mr. Benz has the right to acquire pursuant to options exercisable within 60 days of March 31, 2007.

(12)	Represents 48,750 shares that Mr. Mayor has the right to acquire pursuant to options exercisable within 60 days of March 31, 2007.

(13)	Represents 10,529 shares held by Mr. Davis directly and 220,667 shares that Mr. Davis has the right to acquire pursuant to options exercisable within 60 days of March 31, 2007.

(14)
Represents 2,829 shares held by Mr. Nelson directly, 1,637 shares held by Mr. Nelson’s spouse directly, 147,395 shares that Mr. Nelson has a right to acquire pursuant to options exercisable within 60 days of March 31, 2007 and 36,330 shares that Mr. Nelson’s spouse has the right to acquire pursuant to options exercisable within 60 days of March 31, 2007.

(15)
Messrs. Marx and Greenhouse are passive investors in the Company. They share sole voting and investment power over 340,254 shares of common stock owned by Special Situations Cayman Fund, L.P., 46,100 shares of common stock owned by Special Situations Technology Fund, L.P. and 240,539 shares of common stock owned Special Situations Technology II, L.P. Their address is: 153 E. 53 rd Street, 55 th Floor, New York, NY 10022.

(16)
Represents 1,424,678 shares held by all the current directors and executive officers and 1,443,506 shares current directors and executive officers have a right to acquire pursuant to options and warrants exercisable within 60 days of March 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Company’s officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, file initial reports of ownership and reports of changes of ownership with the SEC. Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 2006, all of the Company’s officers and directors, and all of the persons known to the Company to own more than ten percent (10%) of the Common Stock, complied with all such reporting requirements except as follows: Mr. Choate was late filing two Form 4 each representing one transaction. Mr. Helgeland was late filing a Form 4 representing two transactions. Mr. Wrubel was late filing a Form 4 representing two transactions. Mr. Balousek was late filing a Form 4 representing one transaction. And Mr. Bejan was late filing a Form 4 representing one transaction.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to executive officers, including the named executive officers, are similar to those provided to other senior employees of Aptimus.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table on page 17, are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the stockholders, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our competitors. To that end, the Committee believes executive compensation packages provided by the Company to its senior management, including the named executive officers should include both cash and stock-based compensation.

Role of Executive Officers in Compensation Decisions

The Committee approves all compensation decisions for senior management, which includes the named executive officers.

The Chief Executive Officer and the Chief Financial Officer annually review the performance of each member of senior management (other than the Chief Executive Officer and the Chief Financial Officer whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

The compensation of the Chief Executive Officer is determined under the same policies and criteria as the compensation of the other executive officers, which criteria may include, but are not limited to, whether individual and departmental performance objectives have been met, the overall performance of the Company, the performance of the industry, generally, and how the compensation package of a specific manager compares to compensation paid to similarly situated executives in the regional technology industry. When Mr. Wrubel was appointed Chief Executive Officer he received a $35,000 raise in base salary to $225,000.

Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the Chief Executive Officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes no compensation paid by the Company during 2007 will exceed the $1 million limitation.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company. In establishing executive compensation, in addition to the factors noted below, the Committee considers the executive compensation packages of other companies in the regional technology industry, while factoring for the Company’s total annual revenues, profitability and staff levels. The Committee uses publicly available data and industry survey information in making these comparisons and has not, to date, used outside consultants.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:

•	base salary;

•	stock-based awards;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. In determining the base salary for a particular executive within the salary range for his or her position, the Committee initially takes into account the salary necessary to encourage the executive to join the Company in lieu of pursuing other employment opportunities. In later years, the Committee considers the amount budgeted for salary increases and the executive’s success in achieving the performance objectives established for such executive. Performance objects are established by the executive’s manager or the Committee in the case of the Chief Executive Officer and vary on an executive by executive basis depending on his or her area of responsibility. Typically, they will include both individual and company performance metrics. For executives with business development, sales and marketing responsibilities, individual objectives may include growth and development of existing accounts and the establishment of new distribution and sales relationships. For executives with general and administrative responsibilities, individual objectives may include improving efficiencies of existing functions and the successful and timely completion of specific tasks and projects. The primary company metrics included in the executive compensation calculus are revenue growth and profitability.

During its review of base salaries for executives, the Committee primarily considers:

•	internal review of the executive’s compensation, both individually and relative to other officers, and

•	individual performance of the executive.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of the Chief Executive Officer and the Chief Financial Officer are based on the Committee’s assessment of the individual’s performance. Merit based increases to salaries of other senior management are based on the Chief Executive Officer’s assessment of the individual’s performance.

Stock-Based Award Program

The Stock-Based Award Program assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Stock award levels are determined based on market data, vary among participants based on their positions within the Company and are granted at the Committee’s regular periodic meetings. Annual grants, if any, are typically made in the spring or summer. Newly hired or promoted executives, receive their award of stock options or stock appreciation rights on when the Committee has approved them. Newly hired employees who are not considered part of senior management are generally granted their stock-based awards on or around their hire dates.

Options and appreciation rights are awarded at the closing price of the Company’s Common Stock on the date of the grant. In certain limited circumstances, the Committee may grant stock-based awards to an executive at an exercise price in excess of the closing price of the Company’s Common Stock on the grant date.

The Committee grants the majority of the stock-based awards with vesting terms that are 25% per year over the first four years of the option's ten-year term. Vesting ceases upon termination of employment or the service relationship and, in most cases, exercise rights cease 90 days after termination of the employment or service relationship. Prior to the exercise of an option or appreciation right, the holder has no rights as a stockholder with respect to the shares subject to such option or right, including voting rights and the right to receive dividends or dividend equivalents.

In November 2001, the Company revised its previously adopted stock option program whereby Company executives and employees were granted an option to purchase a number of the Company’s Common Stock within a predetermined range on the date of hire. The revisions to the predetermined range were made to accommodate a reduction in the total number of issued and outstanding shares of the Company’s Common Stock as a consequence of the Company’s successful issuer tender offer.

Retirement and Other Benefits

All employees in the Company are eligible to participate the Aptimus, Inc. 401k Plan. The Aptimus, Inc. 401k Plan is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. The Company does not currently provide matching contributions. All employee contributions to the Aptimus, Inc. 401k Plan are fully-vested upon contribution.

The company does not maintain an official severance plan or policy. Rather, severance, if any, is made available to individual departing employees under certain circumstances on a case by case basis. Considerations in determining whether a departing employee will receive severance includes the length of the employee’s service with the company, whether the departure is initiated by the company or the employee, and if initiated by the company, whether the termination is with or without cause.

Perquisites and Other Personal Benefits

The Company provides all employees with certain perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees. Such benefits that are provided are health insurance, subsidized parking/commuting, basic life insurance in the payoff amount of $30,000 and health and dependent flexible spending programs.

The Company has entered into Change in Control Agreements with certain of its officers, including some of the named executive officers. The Change in Control Agreements are designed to promote the stability and continuity of senior management. The agreements require the Company to pay severance and accelerate vesting of any unvested option grants in the event the officer’s employment is terminated under specified circumstances as a consequence of a change of control of the Company, which is defined as the sale of substantially all of the Company’s assets, the third-party acquisition of in excess of 50% of the Company’s voting securities, a reduction in force mandated as a prior condition to the sale or merger of the Company, or the voluntary or involuntary winding up and liquidation of the Company. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Payments Made Upon a Change of Control” on page 20.

The Company has entered into indemnification agreements with certain key employees, including some of the named executive officers, containing provisions that may require it, among other things, to indemnify its directors and such officers against liabilities that may arise by reason of their status or service as directors and such officers, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes. However, if certain executive officers were to exercise a significant number of options their compensation levels could exceed the Section 162 limitation.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments, including its 1997 Stock Option Plan and 2001 Stock Plan, in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an officer or employee of the Company. No executive officer of the Company serves as a member of the Compensation Committee of any entity that has one or more executive officers serving as a member of the Company’s Board. In addition, no interlocking relationship exists between any member of the Company’s Board and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement with respect to its 2007 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE OF BOARD OF DIRECTORS
John B. Balousek Bob Bejan
Eric Helgeland

Executive Officer Compensation

2006 SUMMARY COMPENSATION TABLE

The 2006 Summary Compensation Table sets forth information regarding the compensation paid during the 2006 fiscal year to the named executive officers. The named executive officers are the Company’s Chief Executive Officer, its Chief Financial Officer and its three other most highly compensated Executive Officers serving as of December 31, 2006.

Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings	All Other Compen- sation	Total
(a)	(b)	(c)	(d)	(e)	(f)(3)	(g)	(h)	(i)	(j)(4)
Timothy C. Choate, Chairman (1)	2006	$200,000	$—	$—	$—	$—	$—	$—	$200,000
Robert W. Wrubel, President and Chief Executive Officer (2)	2006	$204,471	$—	$—	$133,726	$—	$—	$—	$338,197
John A. Wade, Chief Financial Officer	2006	$175,000	$—	$—	$—	$—	$—	$—	$175,000
Dayton Keane, Senior VP, Sales & Marketing	2006	$246,048	$—	$—	$76,585	$—	$—	$—	$322,633
Brad Benz, Senior VP, Business and Corporate Development	2006	$201,649	$—	$—	$91,638	$—	$—	$—	$293,287
Michael Mayor, Senior VP, Sales	2006	$188,683	$—	$—	$88,132	$—	$—	$—	$276,815
David H. Davis, Secretary and General Counsel	2006	$182,000	$—	$—	$—	$—	$—	$—	$182,000
Lance J. Nelson, VP, Technology	2006	$181,731	$—	$—	$13,778	$—	$—	$—	$195,509

(1)	This person servers as our Principle Executive Officer for the first seven months of 2006.

(2)	This person servers as our Principle Executive Officer for the last five months of 2006.

(3)
The amounts shown in this column represent stock options awarded under our 1997 Stock Option Plan and 2001 Stock Plan. See Compensation Discussion and Analysis for additional information on the 1997 Stock Option Plan and 2001 Stock Plan. This column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), disregarding the impact of the estimate of forfeitures related to service-based vesting conditions, and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in footnote eleven (11) to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2007.

(4)	The total amount reported herein represents compensation for the individual’s service as an executive officer.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about non-equity and equity awards granted to the named executive officers in 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	ll Other Option Awards: Number of Securities Under-lying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	I	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Timothy C. Choate		$—	$—	$—	—	—	—	—	—	$—	$—

Robert W.	3/9/2006	$—	$—	$—	—	—	—	—	70,000	$4.58	$262,080	(2)
Wrubel	3/9/2006	$—	$—	$—	—	—	—	—	200,000	$7.00	$80,412	(3)

John A. Wade		$—	$—	$—	—	—	—	—	—	$—	$—

Dayton Keane	3/9/2006	$—	$—	$—	—	—	—	—	25,000	$4.58	$93,600	(7)
3/9/2006		$—	$—	$—	—	—	—	—	60,000	$4.58	$224,640	(4)

Brad Benz	3/9/2006	$—	$—	$—	—	—	—	—	20,000	$4.58	$74,880	(2)
3/9/2006		$—	$—	$—	—	—	—	—	32,500	$7.00	$13,658	(5)
5/15/2006		$—	$—	$—	—	—	—	—	8,000	$6.52	$38,240	(2)

Michael Mayor	3/9/2006	$—	$—	$—	—	—	—	—	20,000	$4.58	$74,880	(2)
3/9/2006		$—	$—	$—	—	—	—	—	32,500	$7.00	$16,699	(6)

David H. Davis		$—	$—	$—	—	—	—	—	—	$—	$—

Lance J. Nelson	9/6/2006	$—	$—	$—	—	—	—	—	25,000	$7.83	$156,750	(8)

(1)	The amounts shown in this column represent stock options awarded under our 1997 Stock Option Plan and 2001 Stock Plan.
(2)	Of the total amount reported in this row, 25% vest on March 8, 2007, and then 6.25% vest quarterly thereafter.
(3)
The amounts shown on this row are for the modification of an option originally granted April 29, 2005. This grant was modified in December 2005 to be fully vested and then further modified on March 9, 2006 to adjust the exercise price from $14.55 per share to $7.00 per share.

(4)	Of the total amount reported in this row, 33.3% vest on March 8, 2007, and then 8.3% vest quarterly thereafter.
(5)
The amounts shown on this row are for the modification of an option originally granted May 4, 2005. This grant was modified in December 2005 to be fully vested and then further modified on March 9, 2006 to adjust the exercise price from $15.00 per share to $7.00 per share.

(6)
The amounts shown on this row are for the modification of an option originally granted May 20, 2005. This grant was modified in December 2005 to be fully vested and then further modified on March 9, 2006 to adjust the exercise price from $17.50 per share to $7.00 per share.

(7)	Of the total amount reported in this row, 25% vest on December 21, 2006, and then 6.25% vest quarterly thereafter.
(8)	Of the total amount reported in this row, 25% vest on September 5, 2007, and then 6.25% vest quarterly thereafter.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding the outstanding option awards and stock awards for our named executive officers at December 31, 2006.

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer-cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h))	(i)	(j)
Timothy	(1)	2,000	—	—	$1.02	1/15/2008	—	$—	—	$—
C. Choate	(1)	200,000	—	—	$0.50	1/15/2012	—	$—	—	$—
	(1)	8,750	—	—	$0.55	1/5/2013	—	$—	—	$—
	(1)	50,000	—	—	$0.28	3/25/2013	—	$—	—	$—
	(1)	5,367	—	—	$0.31	3/31/2013	—	$—	—	$—
	(1)	25,000	—	—	$0.00	8/19/2013	—	$—	—	$—
	(1)	20,000	—	—	$10.00	4/20/2014	—	$—	—	$—
	(1)	20,000	—	—	$14.55	4/28/2015	—	$—	—	$—

Robert W.	(1)	42,028	—	—	$0.50	1/15/2012	—	$—	—	$—
Wrubel	(1)	20,100	—	—	$0.28	3/25/2013	—	$—	—	$—
	(1)	10,000	—	—	$6.90	4/20/2014	—	$—	—	$—
	(1)	200,000	—	—	$7.00	4/28/2015	—	$—	—	$—
	(2)	—	70,000	—	$4.58	3/8/2016	—	$—	—	$—

John A.	(1)	20,000	—	—	$1.02	4/26/2008	—	$—	—	$—
Wade	(1)	20,000	—	—	$1.50	9/17/2008	—	$—	—	$—
	(1)	20,000	—	—	$6.00	6/19/2010	—	$—	—	$—
	(1)	66,780	—	—	$0.47	11/12/2011	—	$—	—	$—
	(1)	7,500	—	—	$0.55	1/5/2013	—	$—	—	$—
	(1)	17,570	—	—	$0.28	3/25/2013	—	$—	—	$—
	(1)	4,533	—	—	$0.31	3/31/2013	—	$—	—	$—
	(1)	14,000	—	—	$10.00	4/20/2014	—	$—	—	$—
	(1)	15,000	—	—	$14.55	4/28/2015	—	$—	—	$—

Dayton	(2)	19,980	40,020	—	$4.58	3/8/2016	—	$—	—	$—
Keane	(3)	—	25,000	—	$4.58	3/8/2016	—	$—	—	$—

Brad Benz	(1)	32,500	—	—	$7.00	5/3/2015	—	$—	—	$—
	(4)	7,500	7,500	—	$8.37	10/20/2015	—	$—	—	$—
	(2)	—	20,000	—	$4.58	3/8/2016	—	$—	—	$—
	(5)	—	8,000	—	$6.52	5/14/2016	—	$—	—	$—

Michael	(1)	32,500	—	—	$7.00	5/19/2015	—	$—	—	$—
Mayor	(4)	7,500	7,500	—	$8.37	10/20/2015	—	$—	—	$—
	(2)	—	20,000	—	$4.58	3/8/2016	—	$—	—	$—

David H.	(1)	10,000	—	—	$14.88	12/1/2009	—	$—	—	$—
Davis	(1)	20,000	—	—	$6.00	6/19/2010	—	$—	—	$—
	(1)	125,000	—	—	$0.47	11/12/2011	—	$—	—	$—
	(1)	12,500	—	—	$0.50	1/15/2012	—	$—	—	$—
	(1)	6,710	—	—	$0.55	1/5/2013	—	$—	—	$—
	(1)	13,450	—	—	$0.28	3/25/2013	—	$—	—	$—
	(1)	4,007	—	—	$0.31	3/31/2013	—	$—	—	$—
	(1)	14,000	—	—	$10.00	4/20/2014	—	$—	—	$—
	(1)	15,000	—	—	$14.55	4/28/2015	—	$—	—	$—

Lance J.	(1)	50,000	—	—	$0.38	5/13/2011	—	$—	—	$—
Nelson	(1)	12,500	—	—	$0.50	1/15/2012	—	$—	—	$—
	(1)	25,000	—	—	$0.68	12/11/2012	—	$—	—	$—
	(1)	6,195	—	—	$0.55	1/5/2013	—	$—	—	$—
	(1)	12,450	—	—	$0.28	3/25/2013	—	$—	—	$—
	(6)	15,000	5,000	—	$6.90	4/20/2014	—	$—	—	$—
	(1)	25,000	—	—	$14.55	4/28/2015	—	$—	—	$—
	(7)	—	25,000	—	$7.83	9/5/2016	—	$—	—	$—

(1)	All amounts are fully vested.
(2)	Of the total amount reported, 25% vest on March 8, 2007, and then 6.25% vest quarterly thereafter.
(3)	Of the total amount reported, 25% vested on December 21, 2006, and then 6.25% vest quarterly thereafter.
(4)	Of the total amount reported, 50% were vested on October 20, 2006, and then 12.5% vest quarterly thereafter.
(5)	Of the total amount reported, 25% vest on April 25, 2007, and then 6.25% vest quarterly thereafter.
(6)	Of the total amount reported, 75% were vested on December 31, 2006, and then 6.25% vest quarterly thereafter.
(7)	Of the total amount reported, 25% vest on August 31, 2007, and then 6.25% vest quarterly thereafter.

OPTION EXERCISES AND STOCK VESTED

During the year ended December 31, 2006, there were no stock options exercised nor were there any restricted stock grants that vested for the named executive officers.

PENSION BENEFITS

As of December 31, 2006 there are no pension benefits payable to the named executive officers other than those related to their contribution made to the Aptimus Inc. 401K Plan.

NONQUALIFIED DEFERRED COMPENSATION

As of December 31, 2006 Aptimus had no nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change-In-Control

The amount of compensation payable as of the year ended December 31, 2006 to each named executive officer upon termination, whether voluntary or involuntary, and termination following a change of control is described below.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	amounts contributed under the Aptimus Inc. 401k Plan,

•	amounts contributed during an incomplete plan period under the Company’s Employee Stock Purchase Plan, and

•	unused vacation pay.

Payments Made Upon a Change of Control

The Company has entered into Change in Control Agreements with some of the named executive officers. Pursuant to these agreements, if an executive’s employment is terminated following a change of control (other than termination by the Company for cause or by reason of the executive’s death or disability) or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “good reason”, in addition to the benefits listed under the heading “Payments Made Upon Termination”:

•	the following named executive officers will receive his base salary for a specified number of months as follows:

•	Timothy C. Choate - twelve months

•	Robert W. Wrubel - eight months

•	John A. Wade - eight months

•	Lance Nelson - eight months

•	Dave Davis - eight months

•	Brad Benz - six months

•	Michael Mayor - six months

•	all stock options held by the executive will automatically vest and become exercisable; and

•	the Company shall cover the executive’s COBRA payments, if any, during the severance period.

The Change in Control Agreements for each of the above named executive officers are substantially similar. Forms of these agreements have been filed as Exhibits 10.27 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed March 31, 2003.

Generally, pursuant to the agreements, a change of control is deemed to occur:

•
a consolidation or merger of the Company pursuant to which: (1) the Company is not the continuing or surviving corporation, (2) the shareholders of the target entity acquire as a consequence of such consolidation or merger securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, or (3) shares of the Company's outstanding capital stock are converted into cash, securities or other property, in each instance other than a consolidation or merger of the Company in which the Company's shareholders immediately prior to the consolidation or merger have the same proportionate ownership of voting capital stock of the surviving corporation immediately after the consolidation or merger; or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

•
the closing of a transaction in which any person has either acquired outright or acquired the right to acquire, beneficial ownership of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, and for this purpose the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) of the Securities Exchange Act of 1934, as amended, or related rules promulgated by the Securities and Exchange Commission; or

•
a reduction in force by the Company that includes the executive's position that is made a formal or informal prior condition of, or occurs within one calendar year following, a transaction described above; or

•	the voluntary or involuntary closure and winding up of the Company's business and related affairs.

Executive Officers and Key Employees of the Company

The following table sets forth certain information, as of March 31, 2007, regarding the executive officers and key employees of the Company:

Name	Age	Position
Timothy C. Choate	41	Chairman and Director
Robert W. Wrubel	46	President, Chief Executive Officer and Director
John A. Wade	44	Chief Financial Officer
Dayton Keane	38	Senior Vice President of Sales & Marketing
Brad Benz	38	Senior Vice President of Business and Corporate Development
Michael Mayor	46	Senior Vice President of Sales
David H. Davis	48	Secretary and General Counsel
Lance J. Nelson	37	Vice President of Techonology

Timothy C. Choate

See biography under “Board of Directors” above.

Robert W. Wrubel

See biography under “Board of Directors” above.

John A. Wade

  John A. Wade has been Chief Financial Officer since May 1998. Prior to joining Aptimus, Mr. Wade served as the Chief Financial Officer and Chief Operating Officer for Buzz Oates Enterprises, a real estate development company, from November 1992 to May 1998. Prior to November 1992, Mr. Wade also worked as the Controller for A&A Properties, Inc., an asset management corporation and as an auditor and taxation specialist at McGladrey and Pullen, LLP, an international accounting firm. Mr. Wade serves as a Director for ITEX Corporation, a barter exchange company. Mr. Wade holds a Bachelor of Science degree in business administration with a concentration in accounting from the San Diego State University School of Business.

David H. Davis

David H. Davis has served as General Counsel and Corporate Secretary since January 2000. Prior to January 2000, Mr. Davis served as General Counsel and Corporate Secretary for Ride, Inc., a designer, manufacturer and marketer of recreational equipment and accessories, from August 1996 to December 1999 and for Egghead, Inc., a reseller of computer hardware, software and peripherals, from September 1994 to August 1996. Prior to September 1994, Mr. Davis worked as an attorney for the Seattle-based law firms of Lane Powell LLP and Stanislaw Ashbaugh LLP. Mr. Davis holds a Bachelor of Arts degree in history from Whitman College and a Juris Doctor degree from the University of Oregon School of Law.

Lance J. Nelson

Lance J. Nelson joined Aptimus in 2001. With over 16 years experience in designing and implementing large-scale enterprise software systems, Mr. Nelson is a strong hands-on technologist and team leader. With a formal education in Economics from the University of Washington and a seasoned technical background, Mr. Nelson provides solutions that accommodate both business and engineering objectives. Prior to Aptimus, Mr. Nelson was a founding member of ImproveMyBusiness.com, Inc., a Seattle-based technology solutions provider for the business-to-business community, where he served as VP of Technology from 1999 to 2001. From 1996 to 1999, Mr. Nelson held various technical and management positions at Connext, Inc., a utilities industry services provider, where he built real-time outage management, plat design, and other 24x7x365 mission critical computer systems for the energy industry. Mr. Nelson holds patent no. 6,259,972 and another pending patent application.

Dayton Keane

  Dayton Keane joined Aptimus as Senior Vice President of Sales and Marketing in January 2006 and resigned from employment, effective February 2, 2007. Prior to Aptimus Mr. Keane served Vice President of Sales and Business Development of The Loan Page, Inc., a Battery Ventures portfolio company that provides online customer acquisition services for national lenders and financial institutions. Mr. Keane's experience prior to The Loan Page included a successful career at Verio, Inc., a national IT service provider, assuming progressively greater managerial responsibilities within the company's national sales organization, before being promoted to Vice President of Enterprise Hosting where he oversaw Verio's major business line with over $90 million in sales. Prior to Verio, Keane spent seven years working through the sales organization of Frontier Communications. Mr. Keane holds a Bachelor of Science degree in business administration from the University of California, Santa Barbara.

Brad Benz

Brad Benz joined Aptimus as Senior Vice President of Strategic Business Development in July 2005. He currently leads the company in expanding the strategic business development team and in attracting large publisher accounts. Prior to Aptimus, Mr. Benz served as Managing Director of the Redshift Group LLC, an independent consulting firm focused on helping growth companies with strategic business development initiatives. He has extensive experience founding, leading and financing start-up ventures. As a venture capitalist at Crosslink Capital, a leading venture firm with over $1 billion under management. In 1999, Brad founded and managed ZuluSports.com, a leading sports Internet publisher. As CEO, Mr. Benz led the team that built the premiere company in its category and secured Fortune 500 clients. He also led all strategic, investment and merger & acquisition discussions with both private and public companies. Mr. Benz earned his MBA from the University of Michigan with a concentration in venture capital/entrepreneurship and an A.B. from Princeton University.

Michael Mayor

Michael Mayor is a twenty-year veteran of the direct marketing industry, a recognized pioneer of interactive marketing and an email marketing thought leader. He serves as Senior Vice President of Sales at Aptimus where he leads the company in expanding the business and securing large client accounts. He is also responsible for Aptimus' successful Point-of-Action repositioning and new channel strategy. Prior to joining Aptimus, Mr. Mayor spent seven years at NetCreations, Inc. in various roles including President & COO. His passion, vision and leadership played an integral role in helping NetCreations become one of the largest and most respected email marketing networks in the industry today. In 2005, Mayor coordinated the successful sale of NetCreations to Return Path, Inc. Mr. Mayor has also played a large role in shaping the email marketing industry by developing many of its standards and co-authoring its best practices. Mayor is a leading advocate for consumer privacy and is a frequent speaker at industry functions including the DMA's Annual Conference, the FTC's Spam Forum; Email's Best Practices panel and numerous nuts and bolts seminars. He also founded and chaired the Interactive Advertising Bureau's Email Committee. Prior to joining NetCreations, Michael spent 13 years at Hearst Corporation in a number of roles spanning the publishing business including circulation, advertising, direct response, telemarketing, fulfillment and New Media. He writes a monthly column on email marketing for iMedia and co-authored the book "Sign me up! A marketer's guide to creating email newsletters that build relationships and boost sales".

The executive officers serve at the discretion of the Board. None of the Company’s directors or executive officers is party to any arrangement or understanding with any other person pursuant to which said individual was elected as a director or officer of the Company. There are no family relationships among any of the directors and executive officers of the Company.

The following chart presents a comparison of the cumulative total return to shareholders for the past five years of the Company’s Common Stock, the Nasdaq Composite Index, Amex Interactive Week Internet Index and the Philadelphia TheStreet.com Internet Index. The graph assumes an initial investment of $100 and reinvestment of all dividends, if any. The stock performance shown on the graph below is not necessarily indicative of future price performance.

	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006
Aptimus, Inc. Common Stock	$100.00	$28.44	$188.89	$1,220.00	$351.11	$293.33

Nasdaq Composite Index	$100.00	$68.47	$102.72	$111.54	$113.07	$123.84

Amex Interactive Week Internet Index	$100.00	$56.87	$98.44	$119.05	$120.58	$137.28

Philadelphia TheStreet.com Internet Index	$100.00	$44.40	$79.34	$107.97	$109.01	$128.12

 PROPOSAL 2 - RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Company has re-appointed Moss Adams LLP as its independent accountants for the fiscal year ending December 31, 2007. Shareholder ratification of the selection of Moss Adams LLP as Company’s independent accountants is not required by the Company’s bylaws, or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the shareholders fail to ratify the selection of Moss Adams LLP as independent accountants, the Board of Directors will consider whether to retain that firm for the year ending December 31, 2007 and will consider the appointment of other certified public accountants. Even if the re-appointment of Moss Adams LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. Moss Adams LLP audited the financial statements of the Company for the fiscal year ended December 31, 2006. Representatives of Moss Adams LLP are expected to be present at the Annual Meeting and have the opportunity to make a statement if they so desire and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY.

Accounting Fees

The Board of Directors has reappointed Moss Adams LLP to examine the financial statements of the Company for fiscal year 2007. Moss Adams LLP has not provided any non-audit services to the Company in 2006.

Financial Year Ending	Audit Fees $	Audit Related Fees $	Tax Fees $	All Other Fees $	Total All Fees $
December 31, 2006	$402,500	$—	$—	$—	$402,500
December 31, 2005	$427,194	$6,056	$6,056	$4,209	$437,459

Audit Fees. This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q quarterly reports, and services that are normally provided by Moss Adams LLP in connection with regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements. In addition, 2006 audit fees include those fees related to Moss Adams LLP’s audit of High Voltage Interactive, Inc.’s financial statements included in the Company’s Form 8-K/A filing on November 2, 2006.

Policy on Pre-Approval by Audit Committee

It is the policy of the Company for the Audit Committee to pre-approve all audit, tax and financial advisory services.

Report of Audit Committee

The Audit Committee is composed of three (3) non-employee members, each of whom is independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and applicable SEC rules. All members of the audit committee are able to read and understand financial statements. Mr. Helgeland also qualifies as an audit committee financial expert, as defined by the SEC, and is financially sophisticated as required by the Nasdaq listing standards. The Company’s independent accountants, Moss Adams LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management. The Audit Committee has discussed with Moss Adams LLP certain matters required under Statement on Auditing Standard No. 61 (Communications with Audit Committees), as amended, and has received written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) from the outside auditors. The Audit Committee has also discussed with Moss Adams LLP matters relating to the audit firm’s independence from the Company and its management, including whether the services provided by Moss Adams LLP are compatible with maintaining the independence of Moss Adams LLP. The Audit Committee has concluded that the independence of Moss Adams LLP is maintained and is not compromised by the services provided.

It is the policy of the Company that the Audit Committee pre-approves all services.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

AUDIT COMMITTEE OF BOARD OF DIRECTORS
John B. Balousek
Bob Bejan
Eric Helgeland

OTHER BUSINESS

The Board does not intend to bring any other business before the Annual Meeting and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Shareholders. If any other business is properly presented at the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

April 30, 2007 San Francisco, California	Timothy C. Choate Chairman